Exhibit 7.2

(Plan of Merger Conversion)

AMENDED AND RESTATED PLAN OF MERGER CONVERSION OF

ELBERTON FEDERAL SAVINGS AND LOAN ASSOCIATION

WITH

OCONEE STATE BANK

I.	GENERAL

On July 15, 2021, the Boards of Directors of Elberton Federal Savings and Loan Association (“Elberton”), Oconee Financial Corporation (“Oconee”) and Oconee State Bank (the “Bank”), respectively, adopted and approved this Amended and Restated Plan of Merger Conversion (the “Plan”), which amends and restates, and supersedes in its entirety, the Plan of Merger Conversion adopted by the Boards of Directors of Elberton, Oconee and the Bank on May 27, 2021, and the related Agreement and Plan of Merger Conversion, dated June 1, 2021 (the “Agreement”), subject to regulatory and Member approvals, whereby Elberton proposes to convert from a federally-chartered mutual savings association to a federally-chartered stock savings association, pursuant to the rules and regulations of the Office of the Comptroller of the Currency and any successor thereto (the “OCC”). This Plan and the Agreement provide that Elberton shall merge with and into the Bank concurrently with Elberton’s conversion to stock form and the issuance of shares of common stock of Oconee to depositors and borrowers of Elberton, the community served by Elberton and Oconee shareholders, pursuant to the terms and conditions of this Plan and the Agreement (the “Merger Conversion”).

The Board of Directors of Elberton has concluded, in consultation with its advisors, that the Merger Conversion is in the best interests of Elberton, the depositors and borrowers of Elberton, and the community served by Elberton. The Merger Conversion will further the interests of the depositors and borrowers of Elberton and the community served by Elberton by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel. In making these determinations, the Board of Directors of Elberton concluded that Elberton does not have the management or financial resources to pursue a standard mutual-to-stock conversion and that the Merger Conversion is the best means to serve the interests of the Members of Elberton. The Board of Directors of the Bank as well as the Board of Directors of its parent holding company, Oconee, have determined that the Merger Conversion is in the best interests of the Bank and the shareholders of Oconee.

This Plan and the Agreement are subject to the receipt of the approval or non-objection of the OCC, the FDIC, the GDBF and, if not waived, the FRB and, with respect to the Plan, the approval of the Members of Elberton.

II.	DEFINITIONS

Acting In Concert. The phrase “Acting in Concert” means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person which acts in concert with another Person (“other party”) shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated and participants or beneficiaries of any such tax-qualified employee stock benefit plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries. When Persons act together for such purpose, their group is deemed to have acquired their stock. The determination of whether a group is Acting in Concert shall be made solely by the Boards of Directors of Oconee and Elberton or Officers delegated by such Boards and may be based on any evidence upon which the Boards or such delegatee chooses to rely, including, without limitation, joint account relationships or the fact that such Persons share a common address (whether or not related by blood or marriage) or have filed joint Schedules 13D or Schedules 13G with the SEC with respect to other companies. Directors of Elberton, Oconee and the Bank shall not be deemed to be Acting in Concert solely as a result of their membership on any such board or boards.

Aggregate Subscription Amount. As to each subscriber in the Subscription Offering and each purchaser in the Community Offering and/or Syndicated Community Offering, the total dollar amount submitted by such subscriber or purchaser in payment for the total number of shares of Oconee Conversion Stock covered by the subscription or purchase order submitted by such subscriber or purchaser.

Affiliate. A Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

Agreement. The Agreement and Plan of Merger Conversion by and among Elberton, the Bank and Oconee to which this Plan is an exhibit.

Articles of Merger. The articles of merger to be filed with the Georgia Secretary of State to effect the Bank Merger.

Associate. The term “associate,” when used to indicate a relationship with any Person, means (i) any corporation or organization (other than Elberton, the Bank, Oconee or a majority -owned subsidiary of Oconee) of which such Person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term will not include any tax-qualified employee stock benefit plan of Oconee or the Bank in which such person has a substantial beneficial interest or serves as a trustee in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of Elberton, the Bank, Oconee or any subsidiary of Oconee.

Bank. Oconee State Bank, a Georgia-chartered commercial bank headquartered in Watkinsville, Georgia.

Bank Merger. The merger of Elberton with and into the Bank, with the Bank surviving and the separate corporate existence of Elberton ceasing.

Closing Date. The date on which the Merger Conversion is consummated in accordance with the Agreement and this Plan, including, without limitation, Section XIV.

Community Offering. The offering of any shares unsubscribed in the Subscription Offering to Persons as may be selected by Oconee and Elberton in their sole discretion.

Community Resident. The term “Community Resident” has the meaning set forth in Section V.C.

Constructive Sale. With respect to any Security, a short sale with respect to such Security, entering into or acquiring an offsetting derivative contract with respect to such Security, entering into or acquiring a futures or forward contract to deliver such Security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.

Merger Conversion. The change of Elberton’s Charter and Bylaws to those of a federally-chartered stock savings association, the Bank Merger, and the issuance and sale by Oconee of the Oconee Conversion Stock in the Offerings, all as provided for in this Plan and in the Agreement.

Deposit Account. Any withdrawable or repurchaseable account or deposit in Elberton, including Savings Accounts and demand accounts, as defined in 12 C.F.R. 161.16, provided that the term Deposit Account shall not include any escrow accounts maintained at Elberton.

Director. A director of Elberton, Oconee or the Bank, as the sense of the context provides.

Elberton. Elberton Federal Savings and Loan Association, a federally-chartered mutual savings association headquartered in Elberton, Georgia, which, pursuant to the terms hereof, will consummate the Merger Conversion.

Eligibility Record Date. The close of business on March 31, 2020.

Eligible Account Holder. Any Person holding a Qualifying Deposit in Elberton on the Eligibility Record Date.

Eligible Oconee Shareholders. This term has the meaning set forth in Section V.C.

Estimated Valuation Range. The range of the estimated proforma market value of Elberton as determined by the Independent Appraiser prior to the Subscription Offering and as it may be amended from time to time thereafter.

FDIC. The Federal Deposit Insurance Corporation.

FRB. The Board of Governors of the Federal Reserve System.

GDBF. The Georgia Department of Banking and Finance.

Independent Appraiser. An independent investment banking or financial consulting firm that is experienced and expert in the area of thrift institution appraisals and that is retained by Elberton to prepare an appraisal of the proforma market value of Elberton.

Liquidation Account. The account established by the Oconee representing the liquidation interests to be received by Eligible Account Holders and Supplemental Eligible Account Holders in exchange for their interest in Elberton in connection with the Merger Conversion.

Market Maker. A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

Member. Any Person or entity that qualifies as a member of Elberton pursuant to its mutual Charter and Bylaws.

OCC. The Office of the Comptroller of the Currency of the Department of Treasury and any successor thereto.

Oconee. Oconee Financial Corporation, a Georgia corporation that is the sole shareholder of the Bank and that, upon completion of the Merger Conversion, shall own all of the outstanding common stock of the Resulting Institution.

Oconee Common Stock. Shares of common stock, par value $2.00 per share, of Oconee.

Oconee Conversion Stock. Shares of Oconee Common Stock to be offered, issued and sold by Oconee in the Offerings as a part of the Merger Conversion.

Oconee Market Price. The average daily closing price rounded to the nearest cent (with any amount equal to or greater than $0.005 rounded to the next higher $0.01), of Oconee Common Stock on the OTCQX market for the consecutive period of thirty (30) full trading days ending on and including the trading day immediately preceding the date of the Offering Statement; provided, however, if such price is less than $33.50, then the Oconee Market Price shall be $33.50, and if such price is greater than $41.00, then the Oconee Market Price shall be $41.00.

Offerings. Collectively, the Subscription Offering, the Community Offering and the Syndicated Community Offering, if any.

Offering Price. The price equal to 85.0% of the Oconee Market Price, rounded to the nearest cent (with any amount equal to $0.005 rounded to the next higher $0.01).

Offering Statement. The Offering Statement on Form 1-A to be filed by Oconee with the SEC pursuant to which the Oconee Conversion Stock will be offered in the Offerings in accordance with this Plan.

Officer. The chairman of the board, president, chief executive officer, vice president, secretary and treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization, whether incorporated or unincorporated.

Order Forms. Forms to be used to exercise Subscription Rights in the Subscription Offering and to submit purchase orders in the Community Offering.

Other Member. Any person who is a Member of Elberton (other than Eligible Account Holders or Supplemental Eligible Account Holders) as of the Voting Record Date.

Person. An individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, or a government or political subdivision thereof.

Plan. This Plan of Merger Conversion of Elberton, Oconee and the Bank, including any amendment approved as provided in this Plan.

Qualifying Deposit. The aggregate balance of all Deposit Accounts of an (i) Eligible Account Holder of $50 or more in Elberton at the close of business on the Eligibility Record Date or (ii) a Supplemental Eligible Account Holder of $50 or more in Elberton on the Supplemental Eligibility Record Date.

Resulting Institution. The Bank, which shall be the Resulting Institution in the Bank Merger.

Savings Account. The term Savings Account includes savings accounts, as defined in 12 C.F.R. Section 161.42, in Elberton, and includes certificates of deposit.

SEC. The United States Securities and Exchange Commission.

Security or Securities. Any “security” as such term is defined under Section 2(a)(1) of the Securities Act or other instrument commonly referred to as a security, including without limitation, any preferred stock, senior or subordinated debt or any other form of indebtedness, debentures, loans (whether secured or unsecured), preferred securities, convertible securities, options, warrants, rights, voting or non-voting securities, hybrid securities, credit or debt facilities, trust preferred securities, or other instruments or forms of financing.

Securities Act. The Securities Act of 1933, as amended.

Special Meeting. The Special Meeting of Members of Elberton, including any adjournments thereof, to be called for the purpose of considering and voting upon this Plan.

Subscription Offering. The offering of shares of Oconee Conversion Stock for subscription and purchase pursuant to Section V.B of the Plan.

Subscription Rights. Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, to subscribe for shares of Oconee Conversion Stock in the Subscription Offering.

Supplemental Eligibility Record Date. The last day of the calendar quarter preceding approval of this Plan by the OCC.

Supplemental Eligible Account Holder. Any person holding a Qualifying Deposit in Elberton (other than an Officer or Director and their Associates) on the Supplemental Eligibility Record Date.

Syndicated Community Offering. The offering for sale by a syndicate of broker-dealers to the general public of shares of Oconee Conversion Stock not purchased in the Subscription Offering and the Community Offering.

Transfer. With respect to any Security, including, without limitation, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation of an encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Security or any right, title or interest therein or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement or other arrangement to effect any of the foregoing; provided, however, a Transfer shall not be deemed to have occurred with respect to any Security solely by reason of the appointment of an executor, administrator or personal representative to administer the estate of the deceased holder of a Security.

Voting Record Date. The date fixed by the Board of Directors of Elberton in accordance with Elberton’s Bylaws and OCC regulations for determining the Members eligible to vote at the Special Meeting.

III.	STEPS PRIOR TO SUBMISSION OF PLAN OF CONVERSION MERGER TO THE MEMBERS FOR APPROVAL

Prior to submission of this Plan to its Members for approval, Elberton must receive the approval of the OCC of its application to convert to the stock form of organization and to concurrently merge with and into the Bank. The following steps must be taken prior to receipt of such regulatory approval:

A. The Board of Directors of Elberton shall adopt the Plan by not less than a two-thirds vote.

B. Elberton shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in the community in which Elberton maintains its office.

C. Copies of the Plan adopted by the Board of Directors of Elberton shall be made available for inspection at the office of Elberton.

D. Elberton will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OCC.

E. The Bank will promptly cause an Interagency Bank Merger Application to be prepared and filed with the GDBF and the FDIC.

F. Oconee will promptly request a waiver from the FRB of the application requirements of the Bank Holding Company Act of 1956, as amended.

G. Oconee will promptly cause an Offering Statement on Form 1-A pursuant to the Securities Act to be prepared and filed with the SEC.

H. At the time and in the manner prescribed by regulations of the OCC, Elberton, the Bank and Oconee, as applicable, shall post in their offices and publish in newspapers of general circulation notices of the filing of the applications made by each of them.

IV.	CONVERSION MERGER PROCEDURE

A. Following approval or non-objection of the applications for approval of the Merger Conversion or notices by the OCC, the FDIC, the GDBF and, if not waived, the FRB, this Plan will be submitted by Elberton to a vote of its Members at the Special Meeting. The Members must approve the Plan by a majority of the total outstanding votes eligible to be cast at the Special Meeting.

B. The Oconee Conversion Stock will be offered simultaneously in the Subscription Offering to the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in the respective priorities set forth in Section V.B of this Plan. The Subscription Offering may be commenced as early as the mailing of the Proxy Statement for the Special Meeting.

Any shares of Oconee Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in the Community Offering and/or a Syndicated Community Offering, as provided in Section V.C of this Plan, if necessary and feasible. The Subscription Offering may be commenced prior to the Special Meeting and, in that event, the Community Offering may also be commenced prior to the Special Meeting. The offer and sale of Oconee Conversion Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Members.

The period for the Subscription Offering and the Community Offering will be not less than 20 days nor more than 45 days, unless extended by Oconee and Elberton. Oconee and Elberton may jointly seek one or more extensions if necessary to complete the sale of all shares of Oconee Conversion Stock. In connection with any such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OCC in approving the extensions. Completion of the sale of all shares of Oconee Conversion Stock is required within 24 months after the date of the Special Meeting, unless a longer period is permitted by governing laws and regulations.

C. Upon consummation of the sale of at least the required minimum of Oconee Conversion Stock, Oconee will purchase from Elberton all of the capital stock to be issued by Elberton in its conversion in exchange for the consideration set forth in the Agreement.

D. After all of the foregoing actions, events and determinations have taken place, the Merger Conversion shall be effected by the filing of Articles of Merger with the Georgia Secretary of State, and any necessary filing with the OCC, with respect to the merger of Elberton with and into the Bank.

V.	STOCK OFFERING

For purposes of this Section V, the Directors and Officers of Oconee, the Bank and Elberton shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

A. Total Dollar Amount of Shares and Purchase Price of Oconee Conversion Stock

The total dollar amount for which all shares will be sold in the Merger Conversion shall be no less than 15.0% below the midpoint of the Estimated Valuation Range and no more than 15.0% above the midpoint of the Estimated Valuation Range.

The per share purchase price for shares of Oconee Conversion Stock in the Offerings shall be the Offering Price.

B. Subscription Rights

Non-transferable Subscription Rights to purchase shares of Oconee Conversion Stock will be issued without payment therefor to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elberton as set forth below.

1. Preference Category No. l: Eligible Account Holders

Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Oconee Conversion Stock in the Subscription Offering in an amount equal to the greater of (a) 5.0% of the shares of Oconee Conversion Stock sold in the Offerings, (b) one-tenth of one percent (0.10%) of the aggregate number of shares to be sold in the Offerings or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Oconee Conversion Stock to be issued in the Offerings by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in Elberton in each case on the Eligibility Record Date.

In the event of an oversubscription for shares under the provisions of this subparagraph, shares shall be allocated first to permit each subscribing Eligible Account Holder, to the extent possible, to purchase the lesser of the amount subscribed for or 100 shares, and thereafter be allocated among each subscribing Eligible Account Holder whose subscription remains unsatisfied on a pro rata basis in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued.

Non-transferable Subscription Rights to purchase Oconee Conversion Stock received by Directors and Officers of Elberton and their Associates, based on their increased deposits in Elberton in the one-year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

2. Preference Category No. 2: Supplemental Eligible Account Holders

In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application filed prior to OCC approval as described in the “Supplemental Eligibility Record Date” definition in 12 C.F.R. § 192.25, then, and only in that event, each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Oconee Conversion Stock in the Subscription Offering in an amount equal to the greater of (a) 5.0% of the shares of Oconee Conversion Stock sold in the Offerings, (b) one-tenth of one percent (0.10%) of the aggregate number of shares to be sold in the Offerings or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Oconee Conversion Stock to be issued in the Offerings by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in Elberton in each case on the Supplemental Eligibility Record Date. Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders pursuant to Category No. 1 above.

In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the amount subscribed for or 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied, provided that no fractional shares shall be issued.

3. Preference Category No. 3: Other Members

Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Oconee Conversion Stock in the Subscription Offering remaining after satisfying the subscriptions provided for under Category Nos. 1 and 2 above, subject to the following conditions:

a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of (i) 5.0% of the shares of Oconee Conversion Stock sold in the Offerings and (ii) one-tenth of one percent (0.10%) of the aggregate number of shares to be sold in the Offerings to the extent that Oconee Conversion Stock is available.

b. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members so as to permit each such Other Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares, and any remaining shares shall be allocated among subscribing Other Members whose orders remain unfilled on a pro rata basis in the same proportion as each such Other Member’s subscription bears to the total subscriptions of all such subscribing Other Members, provided that no fractional shares shall be issued.

C. Community Offering and Syndicated Community Offering

The amount, if any, of Oconee Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering and/or a Syndicated Community Offering. The Community Offering will involve an offering of the unsubscribed amount of shares of Oconee Conversion Stock directly to the general public. Shares will be available for purchase by members of the general public to whom a prospectus is delivered by Oconee or on its behalf, with preference given first to natural persons, including trusts of natural persons, residing in Elberton, Georgia or Elbert County, Georgia (“Community Residents”), and to shareholders of record of Oconee on the last day of the month immediately preceding the effectiveness of the Offering Statement filed by Oconee to register the shares of Oconee Conversion Stock (“Eligible Oconee Shareholders”). The Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by Oconee and Elberton, and shall commence concurrently with, during or promptly after the Subscription Offering.

Oconee may use an investment banking firm or firms on a best-efforts basis to sell Oconee Conversion Stock in the Subscription Offering and the Community Offering. Oconee may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription Offering and the Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Oconee Conversion Stock will be offered and sold in the Community Offering and/or a Syndicated Community Offering, in accordance with OCC regulations, so as to achieve the widest distribution of the Oconee Conversion Stock.

Oconee, in its sole and absolute discretion, may reject, in whole or in part, purchase orders received from any Person under this section.

In the event of an oversubscription for shares of Oconee Conversion Stock in the Community Offering, the available shares shall be allocated first to each Community Resident and Eligible Oconee Shareholder whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Community Resident or Eligible Oconee Shareholder, if possible. Thereafter, unallocated shares shall be allocated among the Community Residents and Eligible Oconee Shareholders whose accepted orders remain unsatisfied on an equal number of shares per order basis until all available shares have been allocated, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Community Residents and Eligible Oconee Shareholders have been satisfied, such remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation methodology as described above.

The amount of Oconee Conversion Stock that any Person, together with any Associate or group of Persons Acting In Concert, may purchase in the Community Offering shall be 5.0% of the shares of Oconee Conversion Stock, provided further that, to the extent applicable, and subject to the preferences set forth this Section V.C and the limitations on purchases of Oconee Conversion Stock set forth in this Section V.C and Section V.D of this Plan, orders for Oconee Conversion Stock in the Community Offering shall first be filled to a maximum of 2.0% of the total number of shares of Oconee Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares per order basis until all available shares have been allocated, provided no fractional shares shall be issued.

Subject to such terms, conditions and procedures as may be determined by Oconee, all shares of Oconee Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Oconee Conversion Stock in the Syndicated Community Offering shall be subject to the sole and absolute discretion of Oconee to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Oconee Conversion Stock that any Person, together with any Associate or group of Persons Acting In Concert, may, directly or indirectly, subscribe for or purchase in the Syndicated Community Offering, shall not exceed be 5.0% of the shares of Oconee Conversion Stock; provided, however, that orders for Oconee Conversion Stock in the Syndicated Community Offering shall first be filled, unless otherwise permitted by the OCC, to a maximum of 2.0% of the total number of shares of Oconee Conversion Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all available shares have been allocated, provided no fractional shares shall be issued. Oconee and Elberton may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering. The Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by Oconee and Elberton with any required regulatory approval.

In the event that any insignificant residue of shares of Oconee Conversion Stock is not sold in the Subscription Offering, the Community Offering and/or the Syndicated Community Offering, Oconee and Elberton shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the OCC.

D. Additional Limitations Upon Purchases of Shares of Oconee Conversion Stock

The following additional limitations shall be imposed on all purchases of Oconee Conversion Stock in the Merger Conversion:

1. In addition to the other restrictions and limitations set forth herein, the maximum amount of Oconee Conversion Stock which any Person, together with any Associate or group of Persons Acting In Concert, may, directly or indirectly, subscribe for or purchase in the Offerings, shall not exceed 5.0% of the shares of Oconee Conversion Stock sold in the Merger Conversion.

2. Directors and Officers of Elberton and their Associates may not purchase in all categories in the Merger Conversion an aggregate of more than 35.0% of Oconee Conversion Stock, including any shares which may be issued in the event of an increase in the maximum of the Estimated Valuation Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

3. No Person may purchase fewer than 25 shares of Oconee Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the purchase price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the Aggregate Subscription Amount for such minimum shares will not exceed $500.00.

4. Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Members, Elberton and Oconee may decrease the individual or the aggregate purchase limitations set forth herein or, as provided herein, increase such limitations to a percentage which does not exceed 9.99% of the total shares of Oconee Common Stock sold in the Offerings. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other offering, Elberton and Oconee shall permit any Person who subscribed for the maximum number of shares of Oconee Conversion Stock in the Subscription Offering or, in the discretion of Oconee and Elberton, the Community Offering, and who indicated a desire to be resolicited on the Order Form, to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights. In the event of a resolicitation of such subscribers, Elberton and Oconee shall have the right, in their sole discretion, to require such Persons to supply immediately available funds for the purchase of additional shares of Oconee Conversion Stock. Such Persons will be prohibited from paying with cash or a personal check, but Elberton and Oconee may allow payment by wire transfer. In the event that any of the individual or aggregate purchase limitations are decreased after commencement of the Subscription Offering or any other offering, the orders of any Person who subscribed for more than the new purchase limitation shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. The maximum purchase limitations may be increased, provided that orders for Oconee Conversion Stock exceeding maximum subscription or purchase amounts set forth herein shall not exceed in the aggregate 9.99% of the total shares of Oconee Common Stock sold in the Offerings.

5. Elberton and Oconee shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section V.D and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Oconee Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Elberton and Oconee and their respective Boards shall be free from any liability to any Person on account of any such action.

E. Restrictions and Other Characteristics of Oconee Conversion Stock Being Sold

1. Transferability. Purchasers of Oconee Conversion Stock in the Offerings shall not Transfer any Oconee Common Stock or other Securities of Oconee (whether currently or hereafter authorized and issued or granted) for a period of 60 days following the Closing Date. In addition, shares of Oconee Conversion Stock that are purchased by Elberton’s Directors, Officers and their Associates in the Offerings are subject to the restrictions set forth in 12 C.F.R. 192.505.

2. Voting Rights. Upon completion of the Merger Conversion, neither holders of deposit accounts nor borrower Members of Elberton will have voting rights in the Resulting Institution or Oconee. Exclusive voting rights as to the Resulting Institution will be vested in Oconee, as the sole shareholder of the Resulting Institution. Voting rights as to Oconee will be held exclusively by the shareholders thereof.

F. Exercise of Subscription Rights; Order Forms

1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the prospectus and Order Form may be sent to each Eligible Account Holder, Supplemental Eligible Account Holder and Other Member, at his or her last known address as shown on the records of Elberton as of the Voting Record Date. However, Elberton may, and if the Subscription Offering commences after the Special Meeting, Elberton shall, furnish a prospectus and Order Form only to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who have returned to Elberton by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a prospectus and Order Form. In such event, Elberton shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders and Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

2. Each Order Form will be preceded or accompanied by a prospectus describing Oconee and the Resulting Institution and the shares of Oconee Conversion Stock being offered for subscription and containing all other information required by the OCC or the SEC or otherwise necessary to enable Persons to make informed investment decisions regarding the purchase of Oconee Conversion Stock.

3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

a. A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Elberton;

b. A specified expiration date by which Order Forms must be returned to and actually received by Elberton, Oconee or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days and not more than 45 days after the Order Forms are initially mailed to potential subscribers;

c. A statement of the minimum and maximum number of shares of Oconee Conversion Stock that may be subscribed for under the Plan;

d. A specifically designated blank space for indicating the number of shares and the aggregate dollar amount of shares being subscribed for;

e. A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for;

f. Specifically designated blank spaces for dating and signing the Order Form;

g. An acknowledgment that the subscriber has received the prospectus;

h. A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by Oconee and Elberton, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to Oconee, Elberton or their representative by the expiration date, together with required payment of the Aggregate Subscription Amount for all Oconee Conversion Stock subscribed for;

i. A statement that the Subscription Rights are non-transferable and that all shares of Oconee Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

j. A statement that, after receipt by Oconee, Elberton or their representative, a subscription may not be modified, withdrawn or cancelled without the consent of Oconee or Elberton.

G. Method of Payment

In the Subscription Offering and the Community Offering, payment for all shares of Oconee Conversion Stock subscribed for must be received in full by Oconee, Elberton or their representatives, together with properly executed and completed Order Forms. Payment may be made in cash (if presented in Person), by personal check, bank check or money order, or, if the subscriber has a Deposit Account in Elberton (including a certificate of deposit), the subscriber may authorize Elberton to withdraw the amount of the Aggregate Subscription Amount from the subscriber’s account.

If a subscriber authorizes Elberton to withdraw the amount of the Aggregate Subscription Amount from his account, the funds will continue to earn interest, but may not be used by the subscriber until all Oconee Conversion Stock has been sold or this Plan is terminated, whichever is earlier. Elberton will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the Bank’s passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Oconee Conversion Stock under this Plan. Interest will also be paid, at not less than the Bank’s then current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation or termination of the Merger Conversion. Payments made in cash, by check or money order will be placed by the Bank and Elberton in a segregated account established specifically for this purpose at the Bank.

In the event of an unfilled amount of any subscription order, Oconee or Elberton will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization. If for any reason the Merger Conversion is not consummated, subscribers will have refunded to them all payments made and all withdrawal authorizations will be cancelled in the case of subscription payments authorized from accounts at Elberton.

H. Undelivered, Defective or Late Order Forms; Insufficient Payment

The Boards of Directors of Oconee and Elberton shall have the absolute right, in their sole discretion, to reject any Order Form submitted in either the Subscription Offering or the Community Offering, including but not limited to, any Order Forms that (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located) or are not mailed pursuant to a “no mail” order placed in effect by the account holder; (ii) are not received back by Oconee, Elberton or their representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Oconee Conversion Stock subscribed for (including cases in which the subscribers’ Deposit Accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of Oconee or Elberton believe to be false or who they otherwise believe, either alone or Acting In Concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights, if any, of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. Elberton and Oconee may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as Elberton and Oconee may specify. The interpretation by Oconee and Elberton of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OCC.

I. Members in Non-Qualified States or in Foreign Countries

Oconee will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe in the Subscription Offering for Oconee Conversion Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Oconee Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (1) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (2) the issuance of subscription rights or the offer or sale of shares of Oconee Conversion Stock to such Persons would require Oconee, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (3) such registration or qualification would be impracticable for reasons of cost or otherwise.

J. Stock Option Plan and Management Recognition Plan

The aggregate number of shares of Oconee Common Stock for which options may be awarded to directors and employees of Elberton under any stock option plan of Oconee in connection with the Merger Conversion shall not exceed 10% of the aggregate number of shares of Oconee Conversion Stock issued in the Merger Conversion. The aggregate number of restricted shares of Oconee Common Stock that may be granted to directors and employees of Elberton under any management recognition plan of Oconee in connection with the Merger Conversion shall not exceed 3% of the aggregate number of shares of Oconee Conversion Stock issued in the Merger Conversion.

VI.	CERTIFICATE OF INCORPORATION AND BYLAWS OF RESULTING INSTITUTION

As part of the Merger Conversion, the Certificate of Incorporation and Bylaws of the Bank will become the Certificate of Incorporation and Bylaws of the Resulting Institution.

VII.	STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO THE CONVERSION MERGER

Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Resulting Institution, equal in amount to the withdrawable value of such account holder’s Deposit Account or Accounts in Elberton prior to the Merger Conversion. All Deposit Accounts will continue to be insured by the FDIC up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Elberton at the time of the Merger Conversion. All loans shall retain the same status after the Merger Conversion as these loans had prior to the Merger Conversion (except as to voting rights, if any).

VIII.	LIQUIDATION ACCOUNT

For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Resulting Institution a priority in the event of a complete liquidation of the Resulting Institution, the Resulting Institution will, at the time of the Merger Conversion, establish a liquidation account in an amount equal to the net worth of Elberton as shown on its latest statement of financial condition contained in the final prospectus used in connection with the Merger Conversion or, if no such statement is included, the net worth of Elberton as reflected in its Call Report for the same quarter as the latest statement of financial condition of Oconee contained in such final prospectus. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Resulting Institution; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance (“subaccount balance”). All Deposit Accounts having the same social security number will be aggregated for purposes of determining the initial subaccount balance with respect to such Deposit Accounts, except as otherwise provided in this Section.

The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits in Elberton of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if any, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date.

If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligibility Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

In the event of a complete liquidation of the Resulting Institution (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the FDIC, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

The creation and maintenance of the Liquidation Account shall not operate to restrict the use or application of the equity accounts of Oconee or the Bank, except that neither Oconee nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below (i) the amount required for the Liquidation Account or (ii) the regulatory capital requirements of Oconee (to the extent applicable) or the Bank.

IX.	AMENDMENT OR TERMINATION OF PLAN

If necessary or desirable, this Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members of Elberton by a two-thirds vote of each of the Board of Directors of Elberton and the Board of Directors of the Bank. After submission of the Plan and proxy materials to the Members, this Plan may be amended by a two-thirds vote of each of the Boards of Directors of Elberton and the Bank only with the concurrence of the OCC. Any amendments to this Plan made after approval by the Members with the concurrence of the OCC and shall not necessitate further approval by the Members unless otherwise required.

This Plan may be terminated by a two-thirds vote of each of the Board of Directors of Elberton and the Board of Directors of the Bank at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OCC in each case consistent and in accordance with the terms of the Agreement. In their discretion, the Boards of Directors of Elberton and the Bank may modify or terminate this Plan upon the order or with the approval of the OCC, and without further approval by Members.

This Plan shall terminate if the Plan is not approved by Members or the sale of all shares of Oconee Conversion Stock is not completed within 24 months of the date of the Special Meeting of Members.

X.	EXPENSES OF THE CONVERSION MERGER

Elberton and the Bank shall use their best efforts to assure that expenses incurred by them in connection with the Merger Conversion shall be reasonable.

XI.	TAX OPINION

Consummation of the Merger Conversion is expressly conditioned upon prior receipt of an opinion of tax counsel with respect to federal taxation, and an opinion of tax counsel or accountants with respect to Georgia taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to Oconee, the Bank or Elberton.

XII.	EXTENSION OF CREDIT FOR PURCHASE OF STOCK

Neither Elberton nor the Bank shall knowingly loan funds or otherwise extend credit to any Person to purchase any shares of Oconee Conversion Stock in the Merger Conversion.

XIII.	PAYMENT OF FEES TO BROKERS

Oconee may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Oconee Conversion Stock in the Merger Conversion.

XIV.	EFFECTIVE DATE

The Merger Conversion shall become effective upon (i) the filing of Articles of Merger with the Georgia Secretary of State, and any necessary filing with the OCC, with respect to the Bank Merger, and (ii) the closing of the issuance of the shares of Oconee Conversion Stock in the Offerings. The filing of Articles of Merger relating to the Bank Merger and the closing of the issuance of shares of Oconee Conversion Stock in the Offerings shall not occur until all requisite regulatory and Member approvals, non -objections and waivers have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Oconee Conversion Stock have been received. The closing of the Bank Merger and the sale of shares of Oconee Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously on the Closing Date.

XV.	INTERPRETATION OF THE PLAN

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Board of Directors of Elberton and the Board of Directors of the Bank shall be final, subject to the authority of the OCC.